Exhibit 4.7

NIKOLA CORPORATION,

as the Company,

NIKOLA SUBSIDIARY CORPORATION,

as Guarantor

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee

FIFTH SUPPLEMENTAL INDENTURE

November 27, 2024

8.00% / 11.00% Convertible Senior PIK Toggle Notes due 2026

FIFTH SUPPLEMENTAL INDENTURE, dated as of November 27, 2024 (this “Supplemental Indenture”), among NIKOLA CORPORATION, a Delaware corporation, as issuer (the “Company”), NIKOLA SUBSIDIARY CORPORATION, a Delaware corporation, as guarantor (the “Guarantor”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (“U.S. Bank”), as trustee (the “Trustee”), to the Indenture, dated as of June 1, 2022, as amended and supplemented by that certain First Supplemental Indenture, dated as of April 3, 2022, that certain Second Supplemental Indenture, dated as of April 10, 2023, that certain Third Supplemental Indenture, dated as of June 23, 2023 and that certain Fourth Supplemental Indenture (the “Fourth Supplemental Indenture”), dated as of November 13, 2024 (the “Original Indenture” and, as amended, supplemented and otherwise modified by this Supplemental Indenture, the “Indenture”), among the Company, the Guarantor and the Trustee.

WHEREAS, the Company and the Guarantor have heretofore executed and delivered the Original Indenture, pursuant to which the Company issued its 8.00% / 11.00% Convertible Senior PIK Toggle Notes due 2026 (the “Notes”) and the Guarantor guaranteed the Notes;

WHEREAS, pursuant to the Fourth Supplemental Indenture, the Original Indenture was amended to allow for conversions of the Notes at an increased Conversion Rate for a limited period of time so long as the Company delivered a written notice to the Holders, the Trustee and the Conversion Agent (if other than the Trustee) on or prior to November 27, 2024 (the “Specified Capital Raising Deadline”) that such conversions may take place until January 31, 2025, which notice the Company is obligated to provide if it shall have received at least $65.0 million in gross proceeds from the sale of its Common Stock on or after November 12, 2024 and on or prior to the Specified Capital Raising Deadline to one or more Persons who were beneficial owners of the Notes on November 12, 2024;

WHEREAS, such beneficial owners of the Notes have requested that the Specified Capital Raising Deadline be extended to December 3, 2024 (the “Extension”), and the Company is willing to agree to the Extension, upon the terms and subject to the conditions set forth herein;

WHEREAS, Section 10.01(f) of the Original Indenture provides that the Company, the Guarantor and the Trustee may without the consent of any Holder amend, supplement and otherwise modify the Original Indenture to make any change that does not adversely affect the rights of any Holder under the Original Indenture or the Notes, as determined by the Company in good faith;

WHEREAS, the Company has determined in good faith that the Extension does not adversely affect the rights of any Holder under the Original Indenture or the Notes;

WHEREAS, the Board of Directors of the Company by resolutions adopted on November 11, 2024 has duly authorized, on behalf of the Company, this Supplemental Indenture;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Section 10.05 of the Original Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and has satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.

WITNESSETH:

NOW THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions in this Supplemental Indenture. Unless otherwise specified herein or the context otherwise requires:

(a) a term defined in the Original Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this Supplemental Indenture;

(b) the terms defined in this Article and in this Supplemental Indenture include the plural as well as the singular;

(c) unless otherwise stated, a reference to a Section or Article is to a Section or Article of this Supplemental Indenture; and

(d) the titles and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

ARTICLE II

AMENDMENTS TO THE ORIGINAL INDENTURE

Section 2.1. Amendment to Section 14.01(b)(vi) of the Original Indenture. The first sentence of Section 14.01(b)(vi) of the Original Indenture is hereby amended by deleting the date “November 27, 2024” therefrom and inserting in the date “December 3, 2024” in lieu thereof.

ARTICLE III

MISCELLANEOUS

Section 3.1. Operativeness of Amendments. This Supplemental Indenture will become effective immediately upon its execution and delivery by the parties hereto.

Section 3.2. Ratification of Original Indenture. The Original Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided.

Section 3.3. No Responsibility for Recitals, Etc. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. All of the provisions contained in the Original Indenture in respect of the rights, privileges, indemnities, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

Section 3.4. Governing Law. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).

Section 3.5. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or such other electronic means shall be deemed to be their original signatures for all purposes. Unless otherwise provided in this Supplemental Indenture or in any Note, the words “execute,” “execution,” “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this

Supplemental Indenture or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

NIKOLA CORPORATION

By:	/s/ Thomas B. Okray
Name: Thomas B. Okray
Title: Chief Financial Officer

NIKOLA SUBSIDIARY CORPORATION, as Guarantor

By:	/s/ Britton M. Worthen
Name: Britton M. Worthen
Title: General Counsel and Secretary

[Signature Page to Fifth Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Brandon Bonfig
Name: Brandon Bonfig
Title: Vice President

[Signature Page to Fifth Supplemental Indenture]